CrazyGrazer.com Receives More Than 1 Million Unique Visitors

On First Day

Immediate High Customer Demand Knocks Site Offline;

Site to Re-launch in Mid-October

LAS VEGAS (October 8, 2003) - E-commerce site CrazyGrazer.com received more than 1 million unique visitors in its first day of operation, including more than 200,000 hits in its first few minutes. The unexpected high volume of traffic knocked the site offline, and caused the company to expand its service capabilities.

"When CrazyGrazer.com launched on October 1, the site anticipated receiving a few thousand hits. What happened was, after company CEO Rock Newman's appearance on 'Imus in the Morning,' which is syndicated nationally on radio and MSNBC, the site received several hundred thousand hits in its first few minutes, knocking it offline," said Mick Hall, Chairman/CEO of Left Right Marketing Technology (OTC:BB-LRMK). LRMK has entered into a binding letter of intent to purchase Crazy Grazer.

"Although we are all disappointed that CrazerGrazer.com site was knocked offline, we are thrilled that there was such an immediate, enthusiastic response to the CrazyGrazer.com concept," Hall said. "We are looking forward to completing our acquisition of Crazy Grazer very soon."

CrazyGrazer.com's Chief Technology Officer Dan Dietrich said, "We have joined the ranks of several prestigious companies, including eBay, ETrade, Schwab.com, even Microsoft, that carefully planned an e-commerce site and/or a site launch, only to find an unexpected and overwhelming public response."

Dietrich continued, "In order to support the unexpectedly high volume of traffic, we feel it is necessary to upgrade our web store environment, and we are currently working to expand our service capabilities to accommodate for the anticipated high customer demand."

The company expects the technological renovations to be in place and operational by mid-October. CrazyGrazer.com has entered into agreements with multiple leading brands that will appear on the site with its re-launch.

"Our goal remains the same - to build the world's most brand-centric, customer-friendly online shopping mall, where customers can buy virtually anything they are looking for, in an environment that delivers a buying experience consistent with their favorite mall or specialty store, as opposed to a web-based 'swap meet,' which is the experience delivered by major online merchants," Newman concluded.

Investors and LRMK shareholders are urged to read LRMK's annual report on Form 10-KSB and Form 8-K filed October 1, 2003 for further information on LRMK and the Crazy Grazer letter of intent. Both of which are available free of charge on the SEC's website, www.sec.gov.

Forward-Looking Statements: The statements in this press release regarding the number of hits received by CrazyGrazer.com, the anticipated re-launch date of the CrazyGrazer.com site, the Crazy Grazer letter of intent, Crazy Grazer's business strategy, actual customer demand for the CrazyGrazer.com site, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to updating CrazyGrazer's site to handle a larger volume of hits, the ability of LRMK to complete the CrazyGrazer acquisition, costs, delays, and any other difficulties related to CrazyGrazer's business, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Paul Speirs, Crazy Grazer, LLC

702-318-2748